FHLBANK TOPEKA ANNOUNCES DELAY IN FILING FORM 10-Q

May 15, 2009 – On April 28, 2009, the Federal Housing Finance Agency notified the Federal Home Loan Bank of Topeka (FHLBank Topeka) that it must take steps in cooperation with the other 11 Federal Home Loan Banks to ensure consistent assumptions, modeling and analysis of private-label mortgage backed securities for other-than-temporary impairment (OTTI) across all 12 Federal Home Loan Banks (FHLBanks) effective with the first quarter of 2009. This includes early adoption of the new FASB guidelines regarding OTTI. Consistency across FHLBanks benefits investors in our consolidated debt in understanding and utilizing the information in the System’s combined financial reports. In order to achieve this consistency, we are contracting with the Federal Home Loan Bank of San Francisco to provide certain cash flow analyses to assist us in the determination of OTTI.

For FHLBank Topeka, this will result in a delay in the  filing of our first quarter of 2009 Form 10-Q with the SEC. While we support the efforts to achieve consistency, we regret the delay and apologize for any inconvenience this may cause. Any OTTI recorded in the first quarter by FHLBank Topeka is not expected to be material to the FHLBank’s statements of income or our capital position. You will be notified as soon as our Form 10-Q has been filed.

President’s Comments
“When FHLBank Topeka’s first quarter 2009 results are reported, they will show strong GAAP net income that is well above the $23.6 million we recorded in the first quarter of 2008,” noted Andrew J. Jetter, president and CEO of FHLBank Topeka. “While the delay in filing our Form 10-Q is unfortunate, members can take comfort in our consistent record of paying stock dividends that are high relative to short-term market rates and in our willingness and ability to repurchase capital stock on request. We believe FHLBank Topeka continues to be well positioned for the future because of the strength of our balance sheet.”

FHLBank Topeka expects to file the first quarter 2009 Form 10-Q with the SEC in June 2009. The filing will be posted to the SEC Web site (www.sec.gov), as well as the FHLBank Topeka’s Web site (www.fhlbtopeka.com).

Forward Looking Statements
The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank Topeka’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “will,” “intend,” or other variations on these terms. FHLBank Topeka cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: legislative and regulatory actions or changes; changes resulting from the implementation of internal controls related to assumptions and analyses received from third parties; and adverse developments or events affecting or involving other FHLBanks, housing GSEs or the FHLBank System in general. Additional risks that might cause FHLBank Topeka’s results to differ from these forward-looking statements are provided in detail in FHLBank Topeka’s filings with the Securities and Exchange Commission, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made and FHLBank Topeka has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason.